EX 99.28(d)(56)(ii)

Amendment to

Investment Sub-Advisory Agreement Between

Jackson National Asset Management, LLC

and Westchester Capital Management, LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and Westchester Capital Management, LLC, a Limited Liability Company organized in the State of Delaware (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser entered into an Investment Sub-Advisory Agreement effective as of the 27th day of April, 2015 (the “Agreement”), as amended, whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to an investment portfolio of JNL Series Trust (the “Trust”), as listed on Schedule A of the Agreement.

Whereas, the parties have also agreed to amend the Agreement to add the following fund and the fund’s respective fees, effective March 2, 2016:

JNL Multi-Manager Alternative Fund (for the portion of assets managed by Westchester Capital Management, LLC).

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement, as follows:

1.	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated March 2, 2016, attached hereto.

2.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated March 2, 2016, attached hereto.

Each of the parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed, effective March 2, 2016.

Jackson National Asset Management, LLC	Westchester Capital Management, LLC

By:	/s/ Mark D. Nerud	By:	/s/ Bruce Rubin

Name:	Mark D. Nerud	Name:	Bruce Rubin

Title:	President and CEO	Title:	COO

Schedule A
Dated March 2, 2016

Funds
JNL Multi-Manager Alternative Fund (for the portion of assets managed by Westchester Capital Management, LLC)
JNL/Westchester Capital Event Driven Fund

A-1

Schedule B
Dated March 2, 2016
(Compensation)

JNL Multi-Manager Alternative Fund (for the portion of assets managed by Westchester Capital Management, LLC)

[Chart Omitted]

JNL/Westchester Capital Event Driven Fund
Average Daily Net Assets	Annual Rate
All Assets	0.85%

B-1